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                                                                     EXHIBIT 6.3


                               SERVICE AGREEMENT

     AGREEMENT dated as of February 10, 1997, by and between D and N Consulting Corporation, a Delaware corporation (the "Service Company"), and CVF Corp., a Nevada Corporation ("Newco").

1. Payment of Operating Expenses. The Service Company agrees to be responsible for all administrative requirements of Newco, including, but not limited to, costs of maintaining the books of Newco, preparing periodic reports to the Board of Directors of Newco and providing office facilities and travel expenses, and except those expenses to be borne by Newco which are described in Section 3 below. The Service Company will also be responsible for compensating its employees and directors and any other person or entity employed for the purpose of providing services to Newco pursuant to this Service Agreement.

2.   Service Fee

       (a)  Subject as set forth below, Newco will pay the Service
            Company an annual service fee (the "Service Fee") based on an annual budget prepared by the Service Company which will be reasonable and commensurate with administering the business of Newco and approved by the Board of Directors of Newco. Any fees or other amounts received by the Service Company, or its respective directors or officers from investee companies of Newco as financing commitment fees, consulting fees, directors' fees or otherwise for services rendered to the investee companies shall be credited against the Service Fee.

       (b) The Service Fee for each fiscal year shall be determined in the last 30 days of Newco's prior fiscal year, based upon the budget prepared by the Service Company and approved by the Board of Directors of Newco.

       (c) The Service Fee will be calculated and paid quarterly in advance on the first day of January, April, July and October of each year.




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       (d)  If the Service Fee shall be payable for any period which is less than one year, such payments shall be adjusted on a pro rata basis based upon the number of days that this Service Agreement is in effect during such period. If this Service Agreement is terminated as of a date that is not the last day of March, June, September or December in any calendar year, then the Service Company shall refund to Newco the unearned portion of the Service Fee, calculated on a pro rata basis.

        (e) The Service Company may, with the consent of Jeffrey Dreben and Robert Nally, direct Newco to pay all expenses directly.

3.   Exceptions to Payment of Service Fee.

       (a) After fifteen months have elapsed from the date of this Service Agreement, the Service Company's right to the Service Fee in any quarter will depend on the trading price of the shares of Newco Common Stock (the "Newco Common Shares"). If the 90 day weighted average trading price (the "Trading Price") over the course of the prior quarter does not, at any time in the prior fiscal quarter of Newco, exceed the target price (the "Target Price") set out below, the Service Company will not be entitled to the Service Fee during the next quarter.

            For purposes of this Service Agreement, the Target Price equals $3.05. In the event that Newco shall at any time after the Closing subdivide or change the outstanding number of Newco Common Shares, the Target Price shall be proportionately adjusted.

            If at any time in any fiscal quarter the Trading Price of Newco Common Shares is greater than the Target Price but less than double the Target Price, then the Service Company will be entitled to a percentage of the Service Fee for all future quarters (based on the proportion that the excess of the Trading Price over the Target Price is of the Target Price).

            If, at any time after fifteen months have elapsed from the date of this Service Agreement, the Trading Price exceeds double the Target Price, the Service Company will no longer be responsible for any costs in relation to Newco and the Common Shares pledged by the Service Company to Newco will be released and the Stock Pledge Agreement cancelled.

       (b) In lieu of satisfying its financial obligations under this Service Agreement, the Service Company may put its 10.2% Common Share interest (the "Share Interest") in Newco, or any portion thereof, to


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                                  Exhibit 6.3
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         Newco for the pro rata cancellation of the Service Company's financial obligations. The Service Company's financial obligations will decrease proportionately to the percentage of the Share Interest that is put to Newco. For instance, if fifty percent of the Share Interest is put to Newco, then fifty percent of the financial obligations of Newco will be paid by the Service Company and fifty percent by Newco. If and when the entire Share Interest is put to Newco, the Service Company's financial obligations under the Service Agreement will terminate. Thereafter, Newco will reimburse the Service company for 100 percent of its financial obligations.

4.   Exceptions to Payment of Expenses by the Service Company.

       (a) Notwithstanding Section 1, the following specific ongoing expenses of Newco will not be paid by the Service Company but will be paid by Newco:

              (i)  legal fees;

              (ii) audit fees;

              (iii) interest, taxes, brokerage and other fees
                   and expenses directly related to the implementation of purchase, sale or other transactions for Newco's investments or for Newco Common Shares, including documentation and expenses related to investor relations; and

              (iv) fees (legal or other) associated with
                   compliance with the rules and regulations of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

              (v)  insurance premiums, if any, incurred to
                   protect Newco.

5. Service Company Duties. The Service Company covenants that it will maintain a staff trained and experienced in the business of identifying and providing assistance to new and emerging growth-oriented businesses and adequate for the performance of the Service Company's duties under this Service Agreement. Services to be rendered by the Service Company shall include assistance within the areas of expertise of its staff and, when considered appropriate by the Service Company, the services of its officers and employees as directors, consultants and advisors to investee companies. Services to be provided to a investee company by officers and employees of the Service Company will be performed in good faith, consistent with the


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     obligations of the Service Company to Newco.  Subject to the control and direction of Newco's Board of Directors, the Service Company shall be authorized to manage the operations of and act in the name of and bind Newco. Selection of the Newco investments, shall be made by the Service Company after consultation with and approval by Newco's Board of Directors.

6. Term. Commencing on the date hereof, services will be performed for Newco for an initial term of five years (the "Initial Term"). This service agreement will automatically renew for successive one year terms upon six (6) months prior written notice by either party to the other party.

7.   Termination.

       (a) During the Initial Term, Newco shall be entitled to terminate the Service Agreement at any time for cause. For purposes of this Service Agreement, "cause" shall mean (i) the Service Company's material breach or material failure to perform the services set forth in this Service Agreement and (ii) the Service Company's or any of its directors' or officers' conviction for fraud, embezzlement, misappropriation or other felony related to the services to be performed under this Service Agreement.

       (b) After the Initial Term, this Service Agreement may be terminated with or without cause and without penalty upon six (6) months prior written notice by either party to the other party.


8. Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. The parties hereto irrevocably attorn to the jurisdiction of the courts of Delaware.

9. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall enure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the Service Company may not assign its obligations hereunder to any party (other than a successor by merger to the Service Company) without the written consent of the Board of Directors of Newco.

10. Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


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11.  Counterparts.  This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

12. Entire Agreement; Amendment. This Agreement can be modified or amended only by a writing signed by the parties hereto and only with the written consent of the Board of Directors of Newco. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

     IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date first above written.

                                       D and N Consulting Corporation

                                       By: /s/ Jeffrey Dreben
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                                       CVF CORP.


                                       By: /s/ Jeffrey Dreben
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